RBC Bearings Inc.

(the “Company”)

Stock Ownership Guidelines

Effective June 14, 2013 (the “Effective Date”)

I.	Purpose

Effective June 14, 2013 , the Company’s Board of Directors approves these stock ownership guidelines both for Non-Employee Independent Directors and for the Company’s Executive Officers to align their interests with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The Board of Directors believes that the Non-Employee Independent Directors and the Company’s Executive Officers should have a significant equity position in the Company and that these guidelines will serve to further the Board of Director’s interest in encouraging a longer-term focus in managing the Company.

II.	Participation
These Stock Ownership Guidelines apply to all of the Company’s Executive Officers that are subject to the Securities Exchange Commission Section 16 reporting obligations and all Non-Employee Independent Directors (each a “Participant”).

III.	Determination of Guidelines

Stock ownership guidelines are determined as a multiple of an Executive Officers' base salary or a Non-Employee Independent Director’s annual retainer in effect on the Effective Date and are then converted to a fixed number of shares. The individual guidelines established for each Participant are as follows:

  Chairman and Chief Executive Officer - 6x annual base salary;
  All Other Executive Officers - 3x annual base salary; and
  Non-Employee Independent Directors - 3x annual retainer fee.

The Compensation Committee of the Company’s Board of Directors may, from time to time, temporarily suspend, reevaluate and revise Participants’ guidelines to give effect to changes in the Company’s common stock or other factors it deems relevant.

IV.	Counting Shares Owned

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes:

•  Shares owned outright by the Participant or beneficially owned in a trust, by a spouse and/or minor children residing in the same household;

•  Restricted stock issued and held as part of an Executive Officers' or a Non-Employee Independent Director’s long term compensation, whether or not vested; and

•  Shares acquired upon stock option exercises or vesting of restricted stock that the Participant continues to hold.

V.	Compliance with the Guidelines

In determining whether the guidelines have been achieved at any particular point, the price of the Common Stock will be the higher of (i) the then current market value determined by the closing price of the Common Stock on the date of the determination; or (ii) the closing price on the Effective Date, which was $51.08.

Participants are required to achieve their Stock Ownership Guideline within five years of becoming subject to the Guidelines. If a Participant’s Stock Ownership Guideline increases because of a change in title, a five-year period to achieve the incremental guideline begins in January following the year of the title change. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines.

If a covered Executive Officers' or Non-Employee Independent Directors’ Stock Ownership Guideline amount increases because of a change in title or increase in base salary or retainer fee, a three (3) year period to achieve share ownership meeting any incremental increase in the applicable Stock Ownership Guideline amount begins with the date of the title change or base salary or retainer fee increase.

The Compensation Committee will review each Participant’s compliance (or progress towards compliance) with these Stock Ownership Guidelines annually. In its sole discretion, the Compensation Committee may impose such conditions, restrictions or limitations on any Participant as it determines to be necessary or appropriate in order to achieve the purposes of these Stock Ownership Guidelines. For example, the Compensation Committee may mandate that a Participant retain (and not transfer) all or a portion of any shares delivered to the Participant through the Company’s compensation plans or otherwise restrict the Participant’s transfer of previously owned shares.

There may be instances in which the Stock Ownership Guidelines would place a severe hardship on the Participant or prevent the Participant from complying with a court order, such as a divorce settlement. In these instances, the Participant must submit a request in writing to the Company’s General Counsel that summarizes the circumstances and describes the extent to which an exemption is being requested. The Compensation Committee will make the final decision as to whether an exemption will be granted. If such a request is granted in whole or part, the Company’s General Counsel will work with the Participant to develop an alternative stock ownership plan that reflects the Compensation Committee’s determination.

VI.	Administration
These Stock Ownership Guidelines are interpreted by the Compensation Committee and administered by the Company’s General Counsel